Exhibit 99.1

Raymond Barrette
Chairman & Chief Executive Officer
August 21, 2013

IDB Development Corporation Ltd.
132 Derech Menachem Begin 3 Azrieli Center
Triangular Building, 44th Floor
Tel Aviv 67023
Attn: Nochi Dankner, Chairman of the Board of Directors

Dear Mr. Dankner:

White Mountains Insurance Group, Ltd. (“White Mountains”) is pleased to submit this offer (the “Offer”) to acquire 100% of the (approximately 55%) interest (the “Shares”) in Clal Insurance Enterprises Holdings Ltd. (“Clal”) owned today by IDB Development Corporation Ltd. (“IDBD”) for NIS 1.1 billion, subject to the receipt of all necessary regulatory approvals without burdensome conditions. Closing of the transaction must occur on or before May 31, 2014.

White Mountains is a Bermuda-domiciled, publicly-traded insurance holding company. We own Sirius International Insurance Group, a global reinsurance business, 75% of OneBeacon Insurance Group, a US specialty insurance business, 89% of HG Global, a sponsor of Build America Mutual and reinsurer of US muni bonds insured by Build America Mutual, and various other insurance-related investments. We have approximately USD 5 billion of capital of which roughly USD 1 billion is immediately available for new investments. The purchase would be completed by White Mountains or one of its wholly owned subsidiaries from their own funds without any financing conditions. Our extensive experience in the insurance business and good relations with insurance regulators around the world makes us a reliable party to close this transaction.

We do not require representations or warranties as to the condition of the Clal business, nor do we require any indemnification with respect thereto.

This Offer has been approved by White Mountains’ Board of Directors, and we do not require any shareholder or similar approvals to proceed and close the transaction.

If you accept this Offer, you agree we will have full access to IDBD’s and Clal’s management, books and records in order to (i) prepare the required filings and (ii) obtain the necessary regulatory approvals. You further agree that IDB Holding Corporation Ltd., IDBD, Clal and their respective representatives and advisors cease all discussions and negotiations with other parties regarding the potential sale of IDBD’s interest in Clal and that IDBD refrain from selling such interest. We and you agree, and you agree to cause Clal, to use commercially reasonable efforts to obtain court and regulatory approval and close the transaction as promptly as practicable.

To support our proposal, we will deposit, within 3 business days following your acceptance of this offer, in trust on our behalf in Israel NIS 500 million (or the US dollar equivalent) which will be used toward the payment of the purchase price at closing. The deposit would be refunded to us upon the failure of a closing condition or if the transaction fails to close by May 31, 2014.

To protect the fundamental value of the transaction, you agree that: (a) IDBD will validly transfer at closing ownership of the Shares to us free and clear of liens, encumbrances or any other third party rights of any nature and (b) from June 30, 2013 until closing, Clal’s and its subsidiaries' businesses will be run only in the ordinary course consistent with past practices, and Clal shall not incur any new debt outside the ordinary course, make any sales or distributions of cash or assets, issue any shares or securities convertible into or exchangeable or exercisable for shares, dispose of any equity interests in any subsidiaries, or enter into any transaction, by way of merger, re-organization or otherwise, that would cause any change in the capitalization of Clal or its subsidiaries.

White Mountains’ obligation to close the transaction is subject to the following conditions (which may be waived in whole or in part in White Mountains’ sole discretion) in addition to the receipt of regulatory approval: (w) your compliance in all material respects with your obligations under this agreement, (x) receipt of the final and unappealable approval of the Israeli court for the transaction, (y) there being no changes in the equity and capitalization of Clal and its subsidiaries as provided for in (b) above (i.e., the Shares shall represent the same percentage ownership of Clal on a fully diluted basis (approximately 55%) at closing as they did at June 30, 2013) and (z) the absence of fraud or material misstatement in Clal’s public disclosures about its and its subsidiaries businesses.

This Offer shall expire and be of no further force or effect unless accepted in writing in the space below and delivered to us by 17:00 in Tel Aviv on August 22, 2013. We would consider extending this offer if the circumstances so require.

White Mountains has the experience and resources to move expeditiously on this transaction. Please contact me (603-640-2211) or Manning Rountree (603-640-2224) if you have any questions. I look forward to your response.

Very truly yours,

Ray Barrette

Agreed and accepted:

IDB Development Corporation Ltd.

By: _________________________
Title: __________________________
Date:_________________________

We agree to the above provisions concerning ceasing all discussions and negotiations with other parties regarding the potential sale or other disposition of IDBD's interest in Clal:

IDB Holding Corporation Ltd.

By: _________________________
Title: __________________________
Date:_________________________

cc:     G. Manning Rountree
Michael Pedraja, Aon Benfield Securities